                                                                    EXHIBIT 99.1


               THE HOME DEPOT REPORTS RECORD THIRD QUARTER RESULTS
                       RAISES FULL YEAR EARNINGS GUIDANCE


         -        RECORD Q3 NET EARNINGS OF $1.15 BILLION

         -        RECORD Q3 SALES OF $16.6 BILLION

         -        RECORD Q3 DILUTED EPS OF $0.50, +25% OVER YEAR AGO

         -        RECORD AVERAGE TICKET OF $52.10

         -        SAME STORE SALES INCREASE OF 7.8%

         -        RAISES FULL YEAR EPS GROWTH GUIDANCE TO 15-17%

         ATLANTA, NOV. 18, 2003 - The Home Depot(R), the world's largest home improvement retailer, today reported record third quarter net earnings of $1.15 billion ($0.50 per diluted share) for fiscal 2003, compared with net earnings of $940 million ($0.40 per diluted share) in the third quarter of fiscal 2002. Sales for the quarter increased 14.7 percent to $16.6 billion compared with the third quarter of fiscal 2002. Comparable store sales increased 7.8 percent, the company's best quarterly comp performance since the fourth quarter of 1999.

         The Home Depot reiterated its annual sales growth guidance of 9-12 percent and raised its full year earnings per share growth guidance to 15-17 percent for the 2003 fiscal year.

         "Home Depot grew its share of the home improvement industry this quarter, as our sales increased by $2.1 billion, more than any other home improvement retailer," said Bob Nardelli, chairman, president and CEO of The Home Depot. "Our customers are experiencing a better shopping environment as a result of the significant progress we are making in every area of our business. Our continued focus on sales, service and execution is resulting in innovative and distinctive product selection, compelling values, and knowledgeable store associates. Customers know that The Home Depot continues to be the leader in home improvement and our financial results are proof positive that our strategy is working."

         "We saw strength across the country and across the majority of our selling departments. In some of our most competitive markets we posted double-digit comps driven by growth in the number of customer transactions and the amount of the average ticket," added Nardelli.

         Customer transactions grew to 313 million for the quarter, up 9.4 percent from the third quarter last year. The company continues to place a high priority on improving customer service through advances in technology. At the end of the quarter, 760 stores had self-checkout stations, with more than 40 million transactions completed during the quarter.

         "Customer transactions through self-checkout are expected to top 100 million during the first week in December demonstrating strong customer acceptance. This technology allows us to redeploy associates to assist customers throughout the store," said Nardelli.

         The average ticket grew 4.9 percent to $52.10 from one year ago, the highest average ticket in the company's history. Average ticket increased across the store in categories including

                                     -more-
lumber, appliances, outdoor power equipment and building materials. According to The Stevenson Company, The Home Depot sequentially increased its core appliance share more than any other top competitor in the quarter.

         Sales per square foot increased to $375.45, an increase of 4.2 percent. This achievement reflects a significant improvement from prior quarters. The company's on-going store modernization program, including resets, remodels, and new sign package contributed to this improvement. Collectively, the categories that are being touched are out-performing the company.

         This fall, the company's marketing showcased its leadership position in how-to and inspirational home improvement projects in catalogs, television, radio, and the re-launch of The Home Depot Web site. On www.homedepot.com, customers are finding it easier to research home improvement projects and shop online.

         With over 1,640 stores in key locations throughout North America, The Home Depot provides unparalleled access for home improvement customers. During the quarter the company announced the opening of two stores in Manhattan in early 2004 and recently celebrated the opening of its 100th store in Canada.

           "We are continuing to position the company for future growth. Our service business demonstrated strong performance, growing 45% in the quarter. In the third quarter we completed the acquisition of IPUSA and last week we announced the planned acquisition of RMA, two companies that provide installation services for our customers. Our Home Depot Supply businesses including Your other Warehouse and Maintenance Warehouse collectively grew faster than the total enterprise in the third quarter," said Nardelli.

           "We are staying on strategy by investing in our associates, our stores and technology as well as returning earnings to our shareholders," commented Nardelli. "We ended the third quarter with $5 billion in cash after spending $2.5 billion for capital expenditures and $890 million for share repurchases and paying $436 million in dividends through the first nine months of the year. Our strong financial condition positions us for future reinvestment and growth."

         The Home Depot will conduct a conference call today to discuss information included in this news release and related matters at 9 a.m. EDT. The conference call will be available in its entirety through a webcast at www.homedepot.com, and will be available through replay at the www.homedepot.com site under the investor relations' section through Tuesday, November 25, 2003.

         During the quarter, The Home Depot added 36 new stores. At the end of the third quarter of fiscal 2003, the company operated a total of 1,643 stores, including 1,456 Home Depot stores in the United States, 99 Home Depot stores in Canada, and 17 Home Depot stores in Mexico. The company also operates 54 EXPO Design Centers, five HD Supply stores, 10 HD Landscape Supply stores, and two Home Depot Floor Stores. Home Depot stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor's 500 Index.

Statements of The Home Depot's expectations for total sales growth and earnings performance in this release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company's historical experience and its present expectations. These risks and uncertainties include, but are not limited to, fluctuations in and the overall condition of the U.S. economy, stability of costs and availability of sourcing channels, conditions affecting new store development, the company's ability to implement new technologies and processes, the company's ability to attract, train and retain highly-qualified associates, unanticipated weather conditions, and the impact of competition and regulatory and litigation matters. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made. Additional information regarding these and other risks is contained in the company's periodic filings with the Securities and Exchange Commission.

                                       ###

For further information, contact:
Financial Community                          News Media
Diane Dayhoff                                Jerry Shields
Vice President of Investor Relations         Sr. Public Relations Manager
770-384-2666                                 770-384-2741
diane_dayhoff@homedepot.com                  jerry_shields@homedepot.com

                              THE HOME DEPOT, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
   FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 2, 2003 AND NOVEMBER 3, 2002
                                   (UNAUDITED)
       (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA AND AS OTHERWISE NOTED)




                                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                              11-2-03      11-3-02      11-2-03      11-3-02
                                              --------     --------     --------     --------
NET SALES                                     $ 16,598     $ 14,475     $ 49,691     $ 45,034
COST OF MERCHANDISE SOLD                        11,405        9,895       34,064       31,148
                                              --------     --------     --------     --------
  GROSS PROFIT                                   5,193        4,580       15,627       13,886

OPERATING EXPENSES:
  Selling and Store Operating                    3,072        2,813        9,397        8,368
  Pre-Opening                                       20           19           52           67
  General and Administrative                       278          252          841          716
                                              --------     --------     --------     --------
  TOTAL OPERATING EXPENSES                       3,370        3,084       10,290        9,151
                                              --------     --------     --------     --------

  OPERATING INCOME                               1,823        1,496        5,337        4,735

INTEREST AND INVESTMENT INCOME                      14           21           41           63
INTEREST EXPENSE                                   (14)         (10)         (48)         (25)
                                              --------     --------     --------     --------
  INTEREST, NET                                     --           11           (7)          38
                                              --------     --------     --------     --------

EARNINGS BEFORE PROVISION FOR INCOME TAXES       1,823        1,507        5,330        4,773

PROVISION FOR INCOME TAXES                         676          567        1,977        1,795
                                              --------     --------     --------     --------
  NET EARNINGS                                $  1,147     $    940     $  3,353     $  2,978
                                              ========     ========     ========     ========




WEIGHTED AVERAGE COMMON SHARES                   2,280        2,337        2,289        2,347

BASIC EARNINGS PER SHARE                      $   0.50     $   0.40     $   1.46     $   1.27


DILUTED WEIGHTED AVERAGE COMMON SHARES           2,287        2,343        2,295        2,356

DILUTED EARNINGS PER SHARE                    $   0.50     $   0.40     $   1.46     $   1.26



SELECTED HIGHLIGHTS                            THREE MONTHS ENDED       NINE MONTHS ENDED
                                               11-2-03     11-3-02     11-2-03     11-3-02
                                               -------     -------     -------     -------
Customer Transactions                              313         286         959         893
Average Sale per Transaction                    $52.10      $49.66      $51.30      $50.07
Weighted Avg. Weekly Sales per Store (000's)    $  775      $  754      $  796      $  814
Square Footage - End of Period                     176         160         176         160
Capital Expenditures                            $  837      $  681      $2,508      $1,954
Depreciation and Amortization                   $  281      $  231      $  786      $  665

                              THE HOME DEPOT, INC.
                          CONSOLIDATED BALANCE SHEETS
   AS OF NOVEMBER 2, 2003, NOVEMBER 3, 2002 AND FEBRUARY 2, 2003
                              (AMOUNTS IN MILLIONS)




                                                    11-2-03      11-3-02       2-2-03
                                                    -------      -------      -------
                                                  (UNAUDITED)  (UNAUDITED)    (AUDITED)

ASSETS
  Cash and Cash Equivalents                         $ 4,944      $ 3,980      $ 2,188
  Short-Term Investments                                 22           13           65
  Receivables, net                                    1,432        1,258        1,072
  Merchandise Inventories                             9,002        8,314        8,338
  Other Current Assets                                  297          239          254
                                                    -------      -------      -------
    Total Current Assets                             15,697       13,804       11,917

  Property and Equipment, net                        18,876       16,604       17,168
  Other Assets                                          801          939          926
                                                    -------      -------      -------
    TOTAL ASSETS                                    $35,374      $31,347      $30,011
                                                    =======      =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable                                  $ 6,380      $ 5,435      $ 4,560
  Accrued Salaries and Related Expenses                 851          891          809
  Other Current Liabilities                           3,741        2,751        2,666
                                                    -------      -------      -------
    Total Current Liabilities                        10,972        9,077        8,035

  Long-Term Debt                                        847        1,316        1,321
  Other Long-Term Liabilities                         1,294          835          853
                                                    -------      -------      -------
    Total Liabilities                                13,113       11,228       10,209

  Total Stockholders' Equity                         22,261       20,119       19,802
                                                    -------      -------      -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $35,374      $31,347      $30,011
                                                    =======      =======      =======